Exhibit 10.8.2

COST PLUS, INC.

DIRECTOR OPTION AGREEMENT

Cost Plus, Inc., a California corporation (the “Company”), has granted to                     (the “Optionee”) an option to purchase a total of 12,000 shares of the Company’s Common Stock (the “Optioned Stock”), at the price determined as provided herein, and in all respects subject to the terms, definitions and provisions of the Company’s 1996 Director Option Plan (the “Plan”) adopted by the Company which is incorporated herein by reference. The terms defined in the Plan shall have the same defined meanings herein.

1. Nature of the Option. This Option is a nonstatutory option and is not intended to qualify as an incentive stock option as defined in Section 422 of the Code.

2. Exercise Price. The exercise price is $            for each share of Common Stock.

3. Exercise of Option. This Option shall be exercisable during its term in accordance with the provisions of Section 8 of the Plan as follows:

(a) Right to Exercise.

(i) This Option shall become exercisable in installments cumulatively with respect to twenty-five percent (25%) of the Optioned Stock on March 24, 2009, and with respect to an additional twenty-five percent (25%) of the Optioned Stock on each of the second, third and fourth anniversaries of the date of grant, so that one hundred percent (100%) of the Optioned Stock shall be exercisable on the fourth anniversary of the date of grant, subject to the Optionee’s continued service as a Director through each such vesting date; provided, however, that in no event shall any Option be exercisable prior to the date the stockholders of the Company approve the Plan.

(ii) This Option may not be exercised for a fraction of a share.

(iii) In the event of Optionee’s death, disability or other termination of service as a Director, the exercisability of the Option is governed by Section 8 of the Plan.

(b) Method of Exercise. This Option shall be exercisable by written notice which shall state the election to exercise the Option and the number of Shares in respect of which the Option is being exercised. Such written notice, in the form attached hereto as Exhibit A, shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the exercise price.

4. Method of Payment. Payment of the exercise price shall be by any of the following, or a combination thereof, at the election of the Optionee:

(a) cash;

(b) check; or

(c) surrender of other shares which (x) shall be valued at its Fair Market Value on the date of exercise, and (ii) must be owned free and clear of any liens, claims, encumbrances or security interests, if accepting such Shares, in the sole discretion of the Committee, shall not result in any adverse accounting consequences to the Company; or

(d) delivery of a properly executed exercise notice together with such other documentation as the Company and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price.

5. Restrictions on Exercise. This Option may not be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulations, or if such issuance would not comply with the requirements of any stock exchange upon which the Shares may then be listed. As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.

6. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

7. Term of Option. This Option may not be exercised more than seven (7) years from the date of grant of this Option, and may be exercised during such period only in accordance with the Plan and the terms of this Option.

8. Taxation Upon Exercise of Option. Optionee understands that, upon exercise of this Option, he or she will recognize income for tax purposes in an amount equal to the excess of the then Fair Market Value of the Shares purchased over the exercise price paid for such Shares. Since the Optionee is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, under certain limited circumstances the measurement and timing of such income (and the commencement of any capital gain holding period) may be deferred, and the Optionee is advised to contact a tax advisor concerning the application of Section 83 in general and the availability a Section 83(b) election in particular in connection with the exercise of the Option. Upon a resale of such Shares by the Optionee, any difference between the sale price and the Fair Market Value of the Shares on the date of exercise of the Option, to the extent not included in income as described above, will be treated as capital gain or loss.

9. Code Section 409A. Under Code Section 409A, an Option that vests after December 31, 2004 (or that vested on or prior to such date but which was materially modified after October 3, 2004) that was granted with a per Share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the Fair Market Value of a Share on the date of grant (a “discount option”) may be considered “deferred compensation.” An Option that is a “discount option” may result in (i) income recognition by Optionee prior to the exercise of the Option, (ii) an additional twenty percent (20%) federal income tax, and (iii) potential penalty and interest charges. The “discount option” may also result in additional state income, penalty and interest tax to the Optionee.

Optionee acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share exercise price of this Option equals or exceeds the Fair Market Value of a Share on the date of grant in a later examination. Optionee agrees that if the IRS determines that the Option was granted with a per Share exercise price that was less than the Fair Market Value of a Share on the date of grant, Optionee shall be solely responsible for Optionee’s costs related to such a determination.

10. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Option agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee. This agreement is governed by the internal substantive laws but not the choice of law rules of California.

11. No Guarantee of Continued Service. OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A DIRECTOR AT THE WILL OF THE COMPANY (AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED AN OPTION OR PURCHASING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A DIRECTOR FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE WITH OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE OPTIONEE’S RELATIONSHIP AS A DIRECTOR AT ANY TIME, WITH OR WITHOUT CAUSE.

DATE OF GRANT:

COST PLUS, INC. a California corporation

By:
Barry J. Feld, President and Chief Executive Officer

Optionee acknowledges receipt of a copy of the Plan, a copy of which is attached hereto, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under the Plan.

Dated:

Name, Optionee

EXHIBIT A

COST PLUS, INC.

DIRECTOR OPTION EXERCISE NOTICE

Cost Plus, Inc.

200 4th Street

Oakland, CA 94607

Attention: Corporate Secretary

1. Exercise of Option. The undersigned (“Optionee”) hereby elects to exercise Optionee’s option to purchase                     shares of the Common Stock (the “Shares”) of Cost Plus, Inc. (the “Company”) under and pursuant to the Company’s 1996 Director Option Plan and the Director Option Agreement dated                             (the “Agreement”).

2. Representations of Optionee. Optionee acknowledges that Optionee has received, read and understood the Agreement.

3. Rights as Shareholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a shareholder will exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Shares so acquired will be issued to Optionee as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 10 of the Plan.

4. Tax Consequences. Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee’s purchase or disposition of the Shares. Optionee represents that Optionee has consulted with any tax consultant(s) Optionee deems advisable in connection with the purchase or disposition of the Shares and that Optionee is not relying on the Company for any tax advice.

5. Delivery of Payment. Optionee herewith delivers to the Company the aggregate purchase price for the Shares that Optionee has elected to purchase and has made provision for the payment of any federal or state withholding taxes required to be paid or withheld by the Company.

6. Successors and Assigns. The Company may assign any of its rights under this Exercise Notice to single or multiple assignees, and this Exercise Notice shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Exercise Notice shall be binding upon Optionee and his or her heirs, executors, administrators, successors and assigns.

7. Severability; Interpretation. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Exercise Notice shall continue in full force and effect. Any dispute regarding the interpretation of this Exercise Notice shall be submitted by Optionee or by the Company forthwith to the Committee which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Committee shall be final and binding on all parties.

8. Entire Agreement; Governing Law. The Agreement is incorporated herein by reference. This Exercise Notice and the Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof. This Exercise Notice and the Agreement are governed by California law except for that body of law pertaining to conflict of laws.

Submitted by:	Accepted by:

OPTIONEE:	COST PLUS, INC.

By:
Name, Optionee	Barry J. Feld, President and Chief Executive Officer
Address:

Dated:	Dated: